Exhibit 5.1

Reference: 99472/5
August 29, 2023
enGene Holdings Inc. 7171 Frederick Banting Saint-Laurent, Québec H4S 1Z9

RE: enGene Holdings Inc.—Registration Statement on Form S-4

Dear Sirs and Mesdames:

We have acted as Canadian counsel to enGene Holdings Inc., a corporation governed by the Canada Business Corporations Act (the “Corporation”), in connection with the transactions contemplated by a business combination agreement dated May 16, 2023 (the “Business Combination Agreement”) by and among Forbion European Acquisition Corp., (“FEAC”), Can Merger Sub, Cayman Merger Sub, and the Corporation. The Corporation filed a registration statement on Form S-4 with the United States Securities and Exchange Commission (the “SEC”) on August 9, 2023 (the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of (i) 27,090,013 common shares in the capital of the Corporation (“Common Shares”), 14,023,496 of which are issuable pursuant to the Cayman Merger and 13,066,517 are issuable pursuant to the Plan of Arrangement (the “Arrangement Shares”); (ii) 6,896,099 Common Shares (the “Warrant Shares”) issuable pursuant to and in accordance with the warrants to purchase Common Shares (the “Warrants”), 4,216,666 of which are issuable in respect of 4,216,666 FEAC Public Warrants, and 2,679,432 are issuable in respect of enGene Warrants issued to the lenders of the Convertible Bridge Financing and governed by the warrant agreement dated as of December 9, 2021 (the “Warrant Agreement”) by and between FEAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”), as the same will be as amended, assigned and assumed pursuant to the warrant assignment, assumption and amendment agreement (the “Warrant Amendment Agreement” and, together with the warrant agreement, the “Warrant Documents”) to be entered into by and among the Corporation and the Trustee to be effective following the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement; and (iii) the Warrants.

Terms used in this opinion that are defined in the Business Combination Agreement, and are not otherwise defined herein, have the same meanings herein as in the Business Combination Agreement.

Materials Reviewed

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the following documents:

(a)	the Registration Statement and such matters of fact and questions of law as we have considered appropriate for the purposes of this letter;

(b)	the Business Combination Agreement included in the Registration Statement;

(c)	the form of Plan of Arrangement attached as a schedule to the Business Combination Agreement included in the Registration Statement;

(d)	resolutions of the directors of the Corporation approving, among other things, the Business Combination Agreement and the transactions contemplated thereby;

(e)	resolutions of the directors of the Corporation approving various issuances in connection with the Plan of Arrangement and the Business Combination Agreement;

(f)	the Arrangement Resolution;

(g)	the form of Warrant Amendment Agreement included in the Registration Statement; and

(h)	the articles of incorporation of the Corporation and the form of BCBCA articles of the Corporation to be effective at Closing.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents.

Assumptions and Fact Reliance

We have assumed that:

(a)	all information contained in all documents reviewed by us is true and correct;

(b)	the genuineness of all signatures on all documents reviewed by us;

(c)	the authenticity and completeness of all documents submitted to us as originals;

(d)

the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(e)

the accuracy, currency and completeness of the indices and filing systems maintained at the public offices, registries and websites where we have searched or made inquiries or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein;

(f)	each natural person signing any document reviewed by us had the legal capacity to do so, none of which facts we have independently verified;

(g)	the enGene Exchange Ratio not changing between the filing of the Registration Statement and Closing;

(h)	the effectiveness of the Plan of Arrangement in the form previously reviewed;

(i)	the due authorization, execution and delivery of all documents in drafts previously reviewed where authorization, execution and delivery are prerequisites to the effectiveness of such documents;

(j)

the Warrant Agreement has been duly authorized, executed and delivered by, and constitutes, a valid and legally binding obligation of, each of the parties thereto enforceable against each of them in accordance with its terms under the laws of the State of New York;

(k)

the Warrant Amendment Agreement will, at the relevant time for the purposes of the opinions expressed in paragraphs (a) and (c) below, be duly authorized, executed and delivered by, and constitute, a valid and legally binding obligation of, each of the parties thereto enforceable against each of them in accordance with its terms under the laws of the State of New York;

(l)	the Warrant Amendment Agreement is approved in substantially the same form and substance as the draft of the Warrant Amendment Agreement previously provided;

(m)	the articles of arrangement giving effect to the Arrangement (the “Articles of Arrangement”) will be in the form prescribed under the Canada Business Corporations Act;

(n)	the effectiveness of the Plan of Arrangement in the same form appended to the Business Combination Agreement;

(o)

that insofar as any obligation under any of the Warrant Documents is to be performed in any jurisdiction outside of the Province of British Columbia, its performance will not be illegal or unenforceable by virtue of the laws of that other jurisdiction;

(p)

the terms used in any of the Warrant Documents have the same meanings under the laws of the Province of British Columbia as they do under the laws of the State of New York and would be interpreted and understood under the laws of the Province of British Columbia in the same way as they are interpreted and understood under the laws of the State of New York;

(q)	the provisions of any instrument evidencing the Warrants will be consistent in all respects with the provisions of the Warrant Documents; and

(r)	the Registration Statement will be effective and comply with all applicable laws.

We have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Business Combination Agreement, Warrant Agreement, the Warrants or the Common Shares. No inference as to our knowledge as to such facts and circumstances should be drawn merely from our specific representation of the Corporation.

Whenever our opinion refers to the Corporation’s Arrangement Shares and Warrant Shares as being “fully paid and non-assessable”, such opinion indicates that the holder of such Common Shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such Common Shares of the Corporation, either in order to complete payment for such Common Shares, to satisfy claims of creditors of the Corporation, or otherwise. No opinion is expressed as to the actual receipt by the Corporation of the consideration for the issuance of such Common Shares or as to the adequacy of any consideration received.

Applicable Laws

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case, in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

Opinions

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(a)

following the Articles of Arrangement becoming effective and the completion of each of the other transactions contemplated by the Plan of Arrangement to occur prior to or at the Closing Date in accordance with the terms thereof, the execution, delivery, and performance of the Warrant Amendment Agreement by the Corporation will not violate the Articles of Arrangement or any provincial statute or regulation in force in the Province of British Columbia or any federal statue or regulation of Canada applicable in the Province of British Columbia.

(b)

following the Articles of Arrangement becoming effective and the completion of each of the other transactions contemplated by the Plan of Arrangement to occur prior to or at the Closing Date in accordance with the terms thereof, the Arrangement Shares registered under the Registration Statement, will be validly issued as fully paid and non-assessable; and

(c)

following the Articles of Arrangement becoming effective and the completion of each of the other transactions contemplated by the Plan of Arrangement to occur prior to or at the Closing Date in accordance with the terms thereof, the Warrant Shares registered under the Registration Statement and issuable upon the due exercise of the Warrants and payment of the exercise price therefor in accordance with the terms of the Warrant Agreement, as amended by the Warrant Amendment Agreement, will be validly issued as fully paid and non-assessable.

Qualifications and Liabilities

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Corporation, the Registration Statement or the Common Shares and does not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm on the cover page and under the caption “Validity of Common Shares and Warrants” in the Registration Statement. In giving this consent, we do not hereby agree that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

(signed) “Blake, Cassels and Graydon LLP”